UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

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Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015, Scientific Games Corporation (the “Company”) announced that Michael Quartieri will succeed Scott D. Schweinfurth as the Company’s Executive Vice President, Chief Financial Officer and Secretary, effective as of the date following Mr. Schweinfurth’s separation date (the “Effective Date”).  As previously announced, Mr. Schweinfurth will retire from the Company, effective as of the later of: (i) the date the Company files its Form 10-K for the year ended December 31, 2015, and (ii) the date Mr. Schweinfurth’s successor is appointed, provided that his separation date will be no later than March 15, 2016.

Mr. Quartieri, 47, has served as the Company’s Vice President and Corporate Controller since November 2015. Mr. Quartieri most recently served nine years with Las Vegas Sands Corp., ending his tenure as Senior Vice President, Chief Accounting Officer, and Global Controller. Previously, he had a 13-year tenure at Deloitte & Touche, rising to the position of Director of Audit and Assurance Services and specializing in gaming and hospitality clients.

On December 15, 2015, the Company entered into an amended and restated employment agreement (the “Amended Employment Agreement”), effective as of the Effective Date, with Mr. Quartieri. The term of Mr. Quartieri’s Amended Employment Agreement extends through December 31, 2018, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given.

Under the Amended Employment Agreement:

•                  Mr. Quartieri will receive an annual base salary of $600,000 and will have the opportunity to earn up to 75% of his base salary as incentive compensation (“target bonus”) based upon achievement of target level performance goals for a given year, with an opportunity to earn a maximum of 200% of his target bonus upon achievement of maximum level performance goals for a given year.

•                  Mr. Quartieri will be entitled to receive annual equity awards in the discretion of the compensation committee of the board of directors in accordance with the Company’s plans and programs for senior executives of the Company.

•                  In the event the Company terminates Mr. Quartieri’s employment without cause or Mr. Quartieri terminates his employment for good reason during the term of the Amended Employment Agreement, the Company will generally pay severance to Mr. Quartieri in an amount equal to the sum of Mr. Quartieri’s base salary and the highest annual bonus paid to him for the two most recent fiscal years (but not more than his target bonus for the then-current fiscal year).  If such termination occurs within one year following a change in control of the Company, the severance amount described in the previous sentence will be doubled.  In addition, the Company will provide Mr. Quartieri with a pro-rata bonus for the year that his termination occurs, reimbursement of monthly COBRA premiums for 12 months if he elects to continue medical coverage under the Company’s group health plan, and full vesting of any unvested equity awards held by Mr. Quartieri at the time of his termination (other than performance-conditioned equity awards which will not vest unless and until a determination has been made by the compensation committee that the performance criteria have been satisfied).

•                  In the event of Mr. Quartieri’s death or total disability during the term of the Amended Employment Agreement, he will not be entitled to any special severance payments (other than accrued but unpaid compensation, and payment with respect to any insurance policies that may be applicable to him or his estate, as the case may be).

Mr. Quartieri’s Amended Employment Agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: December 15, 2015	By:	/s/ David W. Smail
		Name:	David W. Smail
		Title:	Executive Vice President and Chief Legal Officer